                                                                   EXHIBIT 10.15

                                January 12, 1999

Sanmina Corporation
355 East Trimble Road
San Jose, CA 95131

Attention: Mr. Bern Whitney

       RE: LETTER AGREEMENT REGARDING OUTSTANDING ACCOUNTS PAYABLE

Dear Mr. Whitney:


       This letter agreement is to set form our mutual agreement and understanding with respect to the outstanding amounts owed by Objective Communications, Inc., a Delaware corporation ("Objective") to Sanmina Corporation and Golden Eagle Systems, Inc. (collectively with Sanmina Corporation. "Sanmina").

       Objective acknowledges and agrees that, as of the date hereof, Objective owes Sanmina $4.3 million (the "Obligations"), consisting of $3.2 million in outstanding accounts payables, and $l.1 million representing the value of materials (piece parts), various stages of work in process and finished goods inventory all currently located at Sanmina along avid other noncancellable purchase commitments made by Sanmina in behalf of Objective (collectively. the "Materials").

       In consideration of the mutual covenants and obligations set forth in this letter agreement and in the other documents and agreements evidencing the Obligations, Objective and Sanmina agree as follows:

       1. The Obligations will be evidenced by an initial three-year term senior note (the "Note") made by Objective in favor of Sanmina. The principal amount of the Note will mature and be payable in full on the date that is three years from the date of the Note. The principal amount of the Note outstanding from time to time will bear interest at the rate of 7% per annum. During the first year that the Note is outstanding, Objective will make interest-only payments, in arrears semi-annually beginning on six months from the date of the Note. Thereafter Objective will amortize the remaining principal amount of the Note and any accrued but unpaid interest thereon on a monthly basis over the remaining term of the Note. Any payments that Objective makes to Sanmina after the date of the Note to pay for the Materials will constitute prepayments of a portion of the principal amount of the Note and will reduce the principal amount owed under the Note when made.

       2. In the event that Objective completes a public offering of securities or a private placement of securities with aggregate gross proceeds to the Company in excess of $8 million prior to the maturity date of the Note, then Objective will prepay a portion of the principal amount of the Note in an amount equal to $1.1 million, payable on the day the financing closes. In the event the aggregate gross proceeds to the Company is less than $8 million but more than $5 million. the Company will prepay a portion of the principal amount of the Note equal to $500 thousand if the amount raised is $5 million increasing on a pro rata basis to a maximum of $1.1 million if the amount raised is $8M. In exchange for the prepayment, Sanmina will transfer to Objective good and marketable title to the prepayment equivalent amount of Materials, free and clear of all liens and encumbrances, per the email from Paul Johnson at Sanmina to Robert Emery at Objective on December 23, 1998, including but not limited to the materials listed in printouts provided to Objective by Sanmina via facsimile from Paul Harkins to Robert Emery on January 6, 1999. Objective will accept these materials in "as-is" condition with no related warranties or return rights.

       3. Objective will issue to Sanmina warrants to purchase 275,000 shares of its common stock, with an exercise price equal to the closing price of the common stock on the date on which this letter is executed by Sanmina.

       If you are in agreement with the foregoing, please sign and return one original copy of this letter to the undersigned at Objective Communications, Inc., 50 International Drive, Portsmouth, New Hampshire 03801 by overnight mail and by telecopy (Telecopy number: 603334-2212). If you have any questions, you can reach me at (603) 334-6741.


                                    Sincerely,

                                    /s/ ROBERT H. EMERY
                                    Robert H. Emery
                                    Vice President, Finance and Administration



       The undersigned authorized representative of Sanmina hereby acknowledges and agrees to the terms and conditions of this letter agreement and agrees to be legally bound by its terms.



Dated:  January 12, 1999            Sanmina Corporation



                                    By:   /s/ BERNARD WHITNEY
                                          ----------------------
                                    Name:
                                          ----------------------
                                    Title:
                                          ----------------------





                                       2